Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Polyrizon Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, no par value	(1)	Other	499,999	$11.45	$5,724,988.55	0.0001381	$790.62

Total Offering Amounts:							$5,724,988.55		790.62
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$790.62

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional ordinary shares, with no par value, or the Ordinary Shares, that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Consists of an aggregate of 499,999 of the Registrant’s Ordinary Shares, consisting of (i) up to 111,111 Ordinary Shares issuable upon the exercise of pre-funded warrants and, (ii) up to 388,888 Ordinary Shares issuable upon the exercise of ordinary share warrants. All 499,999 Ordinary Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high ($11.90) and low ($11.00) sale prices of the Registrant’s Ordinary Shares on the Nasdaq Capital Market on April 17, 2026.

The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholder.